                                    Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-276089) of Santander Holdings USA, Inc. of our report dated March 2, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 23, as to which the date is November 13, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 13, 2026.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
November 13, 2026